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DATA STATED IN THOUSANDS


                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



                                              SECOND  SECOND       YEAR
REGULATION           STATEMENT CAPTION         QTR.    QTR.       TO DATE
                                               1997    1996     1997  1996

5-02 (1)            Cash and Cash Items         14820    11481   14820   11481
5-02 (2)            Marketable Securities       80675    77345   80675   77345
5-02 (3)(b)(1)      Notes Receivable           222874   209255  222874  209255
5-02 (4)            Allowance for Doubtful
                      Accounts                   2596     2359    2596    2359
5-02 (15)           Total Assets               333020   310509  333020  310509

5-02 (24)           Other Liabilities          301455   282781  301455  282781
5-02 (30)           Common Stock                  746      737     746     737
5-02 (31)(a)(2)     Additional Capital Other    10364     9870   10364    9870
5-02 (31)(a)(3)(ii) Retained Earnings -
                      Unappropriated            20463    17127   20463   17127

5-03 (b)(1)(e)      Other Revenues               7598     6939   14804   13758

5-03 (b)(2)(e)      Cost of Other Revenues       2613     2467    5130    4974
5-03 (b)(8)         Interest and Amortization
                     of Debt Discount            3168     2951    6150    5810
5-03 (b)(10)        Income Before Taxes and
                      Other Items                1817     1521    3524    2974

5-03 (b)(11)        Income Tax Expense            607      524    1197    1030
5-03 (b)(14)        Income/Loss from Continuing
                      Operations                 1210      997    2327    1944

5-03 (b)(19)        Net Income or Loss           1210      997    2327    1944